Exhibit 99.1

Willdan Group Reports

Second Quarter 2021 Results

ANAHEIM, Calif. –August 5, 2021 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended July 2, 2021.

Second Quarter 2021 Summary

●	Consolidated contract revenue of $84.2 million, an increase of 0.7%
●	Net revenue of $47.3 million, an increase of 9.4%
●	Net loss of $4.6 million, or $(0.37) per diluted share
●	Adjusted net income of $3.0 million, or $0.24 per diluted share
●	Adjusted EBITDA of $3.3 million
●	Cash used in operating activities of $6.4 million

Six Months Year to Date 2021 Summary

●	Consolidated contract revenue of $163.2 million, a decrease of 13.9%
●	Net revenue of $95.2 million, an increase of 2.6%
●	Net loss of $8.4 million, or $(0.68) per diluted share
●	Adjusted net income of $5.3 million, or $0.43 per diluted share
●	Adjusted EBITDA of $8.0 million
●	Cash used in operating activities of $0.7 million

“Since the last earnings call, we have completed two important Company milestones” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “On June 28th we restarted the Los Angeles Department of Water and Power commercial direct install program, which was our largest contract and the last program suspended due to Covid-19. In late July, the California Public Utility Commission approved our three contracts with Southern California Edison. We now expect all seven of our new California Investor-Owned Utility contracts to ramp over the next year. Additionally, our pipeline of new contract opportunities remains very strong, supporting our confidence to achieve double-digit organic growth in each of the next three years.”

Second Quarter 2021 Financial Results

Consolidated contract revenue for the second quarter of 2021 was relatively flat compared to the second quarter of 2020, while Net Revenue increased 9.4% to $47.3 million, compared to $43.2 million for the second quarter of 2020 (see “Use of Non-GAAP Financial Measures” below). The increase was primarily due to changes in the mix of revenues to those which contain a higher percentage of labor costs and lower percentage of material costs and installation subcontracting.

Total general and administrative (“G&A”) expenses for the second quarter of 2021 increased by $4.6 million, or 13.7%, compared to the second quarter of 2020, primarily due to having restored wage reductions and other actions taken during our second quarter of fiscal 2020 as a result of the Covid-19 pandemic.

Income tax benefit was $3.7 million for the second quarter of 2021, compared to income tax benefit of $0.1 million for the prior year period. The increased benefit was primarily due to an increase in various tax deductions and tax credits related to stock compensation and project-related incentives, and an additional tax benefit related to the net operating loss carryback provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

Net loss for the second quarter of 2021 was $4.6 million, or $(0.37) per diluted share, as compared to net loss of $5.0 million, or $(0.43) per diluted share, for the second quarter of 2020. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the second quarter of 2021 was $3.0 million, or $0.24 per diluted share, as compared to Adjusted Net Loss of $2.0 million, or $0.17 per diluted share, for the second quarter of 2020.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $3.3 million for the second quarter of 2021.

Six Months 2021 Financial Results

Consolidated contract revenue for the six months ended July 2, 2021 was $163.2 million, a decrease of 13.9% from $189.6 million for the six months ended July 3, 2020 primarily due to decreased contract revenues from our direct install programs for small businesses in our Energy segment and the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020.

Contract revenues for our direct install programs for small businesses decreased as a result of the business suspensions resulting from the Covid-19 pandemic and efforts to limit its spread that started in March 2020, which had a partial impact on the first half of fiscal year 2020 as compared to having a larger impact on our first half of fiscal year 2021. Through the first half of our fiscal year 2021, the most significant pandemic related impacts to the Company’s business occurred in California to our direct install business which restarted throughout the first half of fiscal 2021.

Net Revenue for the six months ended July 2, 2021 was $95.2 million, a increase of 2.6%, from $92.8 million for the six months ended July 3, 2020.

Total G&A expenses for the six months ended July 2, 2021 were $74.3 million, an increase of 2.7% from $72.3 million for the six months ended July 3, 2020, driven primarily by having restored the actions taken during our second quarter of fiscal 2020 aimed at preserving liquidity as a result of the Covid-19 pandemic, partially offset by the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020.

We recorded an income tax benefit of $5.1 million for the six months ended July 2, 2021, compared to an income tax benefit of $1.7 million for the prior year period. The increased benefit was primarily due to an increase in various tax deductions and tax credits related to stock compensation and project-related incentives, and an additional tax benefit related to the net operating loss carryback provisions of the CARES Act.

Net loss for the six months ended July 2, 2021 was $8.4 million, or $(0.68) per diluted share, as compared to net loss of $13.1 million, or $(1.13) per diluted share, for the six months ended July 3, 2020. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the six months ended July 2, 2021 was $5.3 million, or $0.43 per diluted share, as compared to Adjusted Net Income of $0.5 million, or $0.04 per diluted share, for the six months ended July 3, 2020.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $8.0 million for the six months ended July 2, 2021, compared to $8.5 million for the six months ended July 3, 2020.

Liquidity and Capital Resources

As of July 2, 2021, we had $9.4 million of cash and cash equivalents. Cash flows used in operating activities were $0.7 million for the six months ended July 2, 2021, as compared to cash flows provided by operating activities of $29.2 million for the six months ended July 3, 2020. Cash flows used in operating activities for the six months ended July 2, 2021 resulted primarily due to the changing mix of revenues as described earlier and start-up costs associated with certain new contract awards.

As of July 2, 2021, we had $105.5 million outstanding on our credit facilities. We had no borrowings under our revolving credit facility with $50.0 million in available capacity. We also have a $50.0 million Delayed Draw Term Loan with $20.0 million available for draw upon satisfaction of certain covenants. We believe that we have adequate resources and liquidity to fund cash requirements and debt repayments for at least the next 12 months.

Second Quarter 2021 Conference Call

Willdan will be hosting a conference call related to second quarter earnings today, August 5, 2021, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 866-248-8441 approximately 10 minutes prior to the scheduled start time and enter confirmation code 7355986. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available until August 19, 2021 by calling 888-203-1112 and entering confirmation code 7355986.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including ongoing resurgences of the Covid-19 virus. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-K for the year ended January 1, 2021, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	July 2,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$9,414	$28,405
Accounts receivable, net of allowance for doubtful accounts of $1,990 and $2,127 at July 2, 2021 and January 1, 2021, respectively	57,115	60,403
Contract assets	66,692	62,426
Other receivables	5,421	6,405
Prepaid expenses and other current assets	4,157	5,564
Total current assets	142,799	163,203
Equipment and leasehold improvements, net	13,522	12,506
Goodwill	130,124	130,124
Right-of-use assets	17,411	20,130
Other intangible assets, net	58,485	64,256
Other assets	994	5,993
Deferred income taxes, net	17,152	14,111
Total assets	$380,487	$410,323
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,061	$41,372
Accrued liabilities	38,858	41,754
Contingent consideration payable	8,846	12,321
Contract liabilities	8,454	7,434
Notes payable	13,455	14,996
Finance lease obligations	349	248
Lease liability	5,557	5,844
Total current liabilities	103,580	123,969
Contingent consideration payable	610	2,999
Notes payable	91,795	98,178
Finance lease obligations, less current portion	496	236
Lease liability, less current portion	13,113	15,649
Other noncurrent liabilities	80	128
Total liabilities	209,674	241,159

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,713 and 12,160 shares issued and outstanding at July 2, 2021 and January 1, 2021, respectively	127	122
Additional paid-in capital	158,793	149,014
Accumulated other comprehensive loss	(256)	(488)
Retained earnings	12,149	20,516
Total stockholders’ equity	170,813	169,164
Total liabilities and stockholders’ equity	$380,487	$410,323

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020

Contract revenue	$84,154	$83,549	$163,240	$189,575

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16,366	13,650	32,186	32,565
Subcontractor services and other direct costs	36,902	40,355	68,036	96,775
Total direct costs of contract revenue	53,268	54,005	100,222	129,340

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	18,712	15,331	38,156	35,743
Facilities and facility related	2,379	2,642	5,022	5,336
Stock-based compensation	5,933	4,230	10,139	8,825
Depreciation and amortization	4,224	5,466	8,411	9,985
Other	6,710	5,716	12,551	12,456
Total general and administrative expenses	37,958	33,385	74,279	72,345
Income (Loss) from operations	(7,072)	(3,841)	(11,261)	(12,110)

Other income (expense):
Interest expense, net	(1,099)	(1,257)	(2,163)	(2,770)
Other, net	(93)	23	(64)	46
Total other expense, net	(1,192)	(1,234)	(2,227)	(2,724)
Income (Loss) before income taxes	(8,264)	(5,075)	(13,488)	(14,834)

Income tax (benefit) expense	(3,663)	(90)	(5,121)	(1,695)
Net income (loss)	(4,601)	(4,985)	(8,367)	(13,139)

Other comprehensive income (loss):
Unrealized gain (loss) on derivative contracts, net of tax	104	83	232	(366)
Comprehensive income (loss)	$(4,497)	$(4,902)	$(8,135)	$(13,505)

Earnings (Loss) per share:
Basic	$(0.37)	$(0.43)	$(0.68)	$(1.13)
Diluted	$(0.37)	$(0.43)	$(0.68)	$(1.13)

Weighted-average shares outstanding:
Basic	12,421	11,682	12,284	11,593
Diluted	12,421	11,682	12,284	11,593

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	July 2,	July 3,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(8,367)	$(13,139)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,411	9,985
Deferred income taxes, net	(3,041)	(3,726)
(Gain) loss on sale/disposal of equipment	(25)	(16)
Provision for doubtful accounts	342	968
Stock-based compensation	10,139	8,825
Accretion and fair value adjustments of contingent consideration	751	1,630
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	2,946	13,535
Contract assets	(4,266)	35,862
Other receivables	984	897
Prepaid expenses and other current assets	1,525	1,140
Other assets	5,000	2,496
Accounts payable	(13,311)	1,070
Accrued liabilities	(2,712)	(31,987)
Contract liabilities	1,020	1,594
Right-of-use assets	(104)	97
Net cash (used in) provided by operating activities	(708)	29,231
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,100)	(2,946)
Proceeds from sale of equipment	43	17
Net cash used in investing activities	(3,057)	(2,929)
Cash flows from financing activities:
Payments on contingent consideration	(6,616)	(1,433)
Payments on notes payable	(1,541)	(163)
Borrowings under term loan facility and line of credit	—	24,000
Repayments under term loan facility and line of credit	(6,500)	(35,500)
Principal payments on finance leases	(214)	(296)
Proceeds from stock option exercise	1,378	591
Proceeds from sales of common stock under employee stock purchase plan	1,385	1,073
Cash used to pay taxes on stock grants	(3,117)	(2,867)
Restricted Stock Award and Units	(1)	1
Net cash used in financing activities	(15,226)	(14,594)
Net increase (decrease) in cash and cash equivalents	(18,991)	11,708
Cash and cash equivalents at beginning of period	28,405	5,452
Cash and cash equivalents at end of period	$9,414	$17,160
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,961	$2,797
Income taxes	(1,669)	262
Supplemental disclosures of noncash investing and financing activities:
(Gain) loss on cash flow hedge valuations, net of tax	232	(366)
Equipment acquired under finance leases	575	318

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Consolidated
Contract revenue	$84,154	$83,549	$163,240	$189,575
Subcontractor services and other direct costs	36,902	40,355	68,036	96,775
Net Revenue	$47,252	$43,194	$95,204	$92,800

Energy segment
Contract revenue	$66,447	$66,708	$128,454	$154,506
Subcontractor services and other direct costs	34,652	37,611	63,910	90,903
Net Revenue	$31,795	$29,097	$64,544	$63,604

Engineering and Consulting segment
Contract revenue	$17,707	$16,841	$34,786	$35,069
Subcontractor services and other direct costs	2,250	2,744	4,126	5,872
Net Revenue	$15,458	$14,099	$30,660	$29,197

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Net income (loss)	$(4,601)	$(4,985)	$(8,367)	$(13,139)
Interest expense	1,099	1,257	2,163	2,770
Income tax expense (benefit)	(3,663)	(90)	(5,121)	(1,695)
Stock-based compensation	5,933	4,230	10,139	8,825
Interest accretion (1)	353	1,296	751	1,630
Depreciation and amortization	4,224	5,466	8,411	9,985
Transaction costs (2)	9	30	43	148
(Gain) Loss on sale of equipment	(26)	—	(25)	(16)
Adjusted EBITDA	$3,328	$7,204	$7,994	$8,508

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Net income (loss)	$(4,601)	$(4,985)	$(8,367)	$(13,139)
Adjustment for stock-based compensation	5,933	4,230	10,139	8,825
Tax effect of stock-based compensation	(843)	(719)	(1,441)	(1,500)
Adjustment for intangible amortization	2,886	4,206	5,772	7,463
Tax effect of intangible amortization	(410)	(715)	(820)	(1,269)
Adjustment for transaction costs	9	30	43	148
Tax effect of transaction costs	(1)	(5)	(6)	(25)
Adjusted Net Income	$2,973	$2,042	$5,320	$503

Diluted weighted-average shares outstanding	12,421	11,682	12,284	11,593

Diluted earnings (loss) per share	$(0.37)	$(0.43)	$(0.68)	$(1.13)
Impact of adjustment:
Stock-based compensation per share	0.48	0.36	0.83	0.76
Tax effect of stock-based compensation per share	(0.07)	(0.06)	(0.12)	(0.13)
Intangible amortization per share	0.23	0.36	0.47	0.64
Tax effect of intangible amortization per share	(0.03)	(0.06)	(0.07)	(0.11)
Transaction costs per share	0.00	—	—	0.01
Tax effect of transaction costs per share	(0.00)	—	—	(0.00)
Adjusted Diluted EPS	$0.24	$0.17	$0.43	$0.04

Contact:

Willdan Group, Inc.

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com